Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

AUDDIA INC.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share	(1)	Other	137,786	$2.11	$290,728.46	0.0001531	$44.51

Total Offering Amounts:						$290,728.46		44.51
Total Fee Offsets:								0.00
Net Fee Due:								$44.51

__________________________________________
Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock, par value $0.001 per share (“Common Stock”), of the Registrant registered hereunder includes an indeterminable number of shares of Common Stock that become issuable by reason of any share dividend, share split or other similar transaction.

Represents the total number of shares of Common Stock issuable under the Auddia Inc. 2020 Equity Incentive Plan (the “2020 Plan”), including 50,000 additional shares of Common Stock issuable pursuant to an amendment to the 2020 Plan, as approved by the Board of Directors of the Registrant on July 30, 2025 and approved by the Stockholders of the Registrant at the 2025 Annual Meeting of Stockholders on September 8, 2025.

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low sales prices of the Common Stock as reported on the Nasdaq Global Market on September 18, 2025.